Exhibit 2.1

PLAN OF CONVERSION
OF
FORIAN INC.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of November 21, 2025 to convert Forian Inc., a Delaware corporation (the “Converting Entity”), to a Maryland corporation to be known as “Forian Inc.” (the “Converted Entity”).

1.          Converting Entity.  The Converting Entity is a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

2.          Converted Entity.  The Converted Entity shall be a corporation organized under the Maryland General Corporation Law (the “MGCL”).  The name of the Converted Entity shall be [Forian Inc.]

3.          The Conversion.  The Converting Entity shall be converted to the Converted Entity (the “Conversion”) pursuant to MGCL Sections 3-901 and 3-902 and Section 266 of the DGCL.

4.          Filing of Conversion Documents; Effective Time.  As soon as practicable following the satisfaction of the conditions set forth in Section 9, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 12, the Converting Entity shall cause (i) articles of conversion meeting the requirements of MGCL Section 3-902 and MGCL Section 3-903 (the “Articles of Conversion”) and articles of incorporation of the Converted Entity (the “Articles of Incorporation”) to be properly executed and filed in accordance with such sections and (ii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the MGCL or the DGCL in connection with the Conversion.  The Conversion shall become effective at the acceptance for record of the above-referenced filings or at such later time as is set forth in the Articles of Conversion and Certificate of Conversion as the effective date and time of the Conversion (the “Effective Time”).

5.          Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation and the bylaws of the Converted Entity (the “Bylaws”), in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall govern the Converted Entity until amended in accordance with their respective terms and applicable law.

6.          Directors and Officers.  At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or Converted Entity, or their respective stockholders, (i) the Board of Directors of the Converted Entity will consist of the same directors as the Converting Entity as of immediately prior to the Effective Time, having the same director classes and the same terms, each director to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal; (ii) the chairperson of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be the chairperson of the Board of Directors of the Converted Entity to serve at the pleasure of the Board of Directors of the Converted Entity; (iii) each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time (including, for purposes of clarity and the avoidance of doubt, the Special Committee of the Board of Directors of the Converting Entity (the “Special Committee”)) shall be constituted as a committee of the Board of Directors of the Converted Entity on the same terms and with the same powers and authority as the applicable committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time, and the members of each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be the members of each such committee of the Board of Directors of the Converted Entity, each to serve at the pleasure of the Board of Directors of the Converted Entity (provided that, for purposes of clarity and the avoidance of doubt, the Special Committee shall not be disbanded without the consent of the Special Committee); and (iv) the officers of the Converted Entity shall be the same officers as the Converting Entity as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), each to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

7.          Effect on Capital Stock of Converting Entity.  At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity or any other person, each share of Common Stock, par value $0.001 per share, of the Converting Entity issued and outstanding, other than any shares held in treasury which shall be canceled in the Conversion, immediately prior to the Effective Time shall be automatically converted into one (1) share of Common Stock, par value $0.001 per share, of the Converted Entity. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior to the Effective Time represented issued and outstanding shares of Common Stock of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock of the Converted Entity and shall be so registered on the books and records of the Converted Entity and its transfer agent; and (y) all of the issued and outstanding shares of Common Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class or series of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

8.          Effect on Other Securities of Converting Entity.  At the Effective Time, any warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any shares of, or of any instrument to convert into or based on the value of, the Common Stock of the Converting Entity or other equity security of the Converting Entity, whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Convertible Security”), shall from and after the Effective Time, constitute a warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any shares of, or of any instrument to convert into or based on the value of, the same amount of the Common Stock or other equity securities of the Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions of the applicable Convertible Security immediately prior to the Effective Time.

9.          Conditions Precedent.  Completion of the Conversion is subject to the following conditions:

(a)      the resolution of the Board of Directors of the Converting Entity (the “Board of Directors”) approving the conversion of the Converting Entity to the Converted Entity pursuant to and in accordance with applicable law and this Plan of Conversion shall have been adopted and approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock of the Converting Entity entitled to vote thereon; and

(b)      the filing of the Articles of Conversion, the Articles of Incorporation and the Certificate of Conversion provided for under Section 4, and any other regulatory or contractual approvals that the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee determines to obtain shall have been so obtained and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 9(b) (other than the filing of the Articles of Conversion, the Articles of Incorporation and the Certificate of Conversion provided for under Section 4) may be waived by the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee, and any determination by the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 9 shall be final and conclusive.

10.          Effect of Conversion.  From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 266(h) of the DGCL and shall, for all purposes of the laws of the State of Maryland, have the effects set forth in MGCL Section 3-904(c).

11.          Record of Conversion.  A copy of this Plan of Conversion will be kept at the principal place of business of the Converted Entity and, upon the request of any stockholder of the Converting Entity, a copy of this Plan of Conversion shall promptly be provided to such stockholder without cost.

12.          Termination; Abandonment.  At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Converting Entity as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the judgment of the Board of Directors (upon the recommendation of the Special Committee) or any duly authorized committee thereof (including the Special Committee), such action would be in the best interests of the Converting Entity and its stockholders.  In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

13.          Plan of Reorganization.  It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law).  This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

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This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

FORIAN INC.

By:	/s/ Max Wygod
Name: Max Wygod
Title: President and Chief Executive Officer

[Signature Page to Plan of Conversion]